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                                                                    EXHIBIT 10.1

                      ADVERTISING AGENCY SERVICES AGREEMENT

               THIS ADVERTISING AGENCY SERVICES AGREEMENT (the Agreement), dated effective as of August 16, 1999, is between EURO RSCG/DSW Partners, LLC a Delaware Limited Liability Company (the Agency), and SportsNuts.com International Inc., a Delaware corporation (the Client).

                                    Recitals

A. The Client desires to engage the Agency as its exclusive agent for its product and business advertising needs.

B. The Agency desires to perform advertising services for the Client, subject to the terms and conditions of this Agreement.

                                    Agreement

        In consideration of the mutual promises contained herein, the Client and the Agency agree as follows:

        1. Appointment of Agent. The Client hereby appoints and engages the Agency as its agent for all product and business advertising, and the Agency hereby accepts such engagement. During the term of this Agreement, the Client agrees not to engage the service of any other advertising Agency without first obtaining the Agency's written consent, and the Agency agrees to refrain from having any of its key employees (those team members who affect or influence the advertising strategy, creative message or media selection) who work on the Client's advertising provide the same advertising services for any other competing products without first obtaining the Client's written consent.

        2. Agency Services. The Agency agrees to provide advertising services rendered by an advertising Agency, including such services as are from time to time specified in work authorizations with the Client for each project. The Agency agrees to obtain the Client's approval of all expenditures incurred by the Agency in connection with the Client's advertising. The Client agrees to aid the Agency in this undertaking by making available to the Agency needed information pertaining to its business and to cooperate with the Agency in expediting work by means of promptly signing work authorizations.

        3. Term and Notice of Termination. This Agreement shall become effective as of the date first written above, and shall continue in force until terminated by 90 day's prior notice in writing given by either party to the other.

        4. Care of Client's Property. The Agency will take every reasonable precaution to safeguard any and all of the Client's property entrusted to the Agency's custody and control, but in the absence of gross negligence or willful disregard to the Client's property on the part of the Agency, the Agency will not be held responsible for any loss, damage, destruction or unauthorized use by others of any such property.

        5. Cancellation of Plans. The Client reserves the right, in its


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best interests, to modify, reject, cancel, or stop any and all plans, schedules, or work in process, and in such event the Agency shall immediately take proper steps to carry out the Client's instructions, but the Client agrees to assume the Agency's liability for all commitments, and to reimburse the Agency for any losses derived therefrom and for all expenses incurred in connection with the Client's advertising on its authorization in writing, and to pay the Agency any reasonable service charges and reimbursements as described in Attachment A relating thereto.

        6. Failure of Suppliers to Perform. The Agency will endeavor to the best of its knowledge and ability to guard any loss to the Client through failure of media or suppliers to properly execute their commitments, but the Agency shall not be held responsible for any failure on the part of media or suppliers.

        7. Confidentiality. In the performance of the service contemplated by this Agreement, the Agency agrees to hold in strict confidence all confidential or proprietary information that it receives relating to the Client's business, and the Agency will not divulge or otherwise communicate such information to a third party without the Client's prior consent. Confidential or proprietary information shall include all information obtained by the Agency from the Client, or disclosed to the Agency by the Client, and which relates to the Client's past, present, or future research, development, and business activities, except for previously obtained or publicly disclosed information.

        8. Authorizations. The Agency shall obtain releases, licenses, permits, or other authorizations to use photographs, copyrighted materials, art work, or any other property or rights belonging to third parties obtained by the Agency for use in performing services for the Client. The Client shall obtain the same for any such items obtained by the Client that are used by the Agency in performing such service and shall be responsible for any claims with respect to such use. The Client shall be responsible for the accuracy, completeness, and propriety of information concerning the Client's products and services that the Client furnishes to the Agency in connection with the performance of this Agreement.

        9. Indemnification. The Agency agrees to exercise in its best judgment in the preparation and placing of all advertising and publicity for the Client, with a view to avoid in any claims, proceedings, or suits being made or instituted against the Client or the Agency. It is mutually agreed, however that the Client will indemnify the Agency against any loss the Agency may incur as the result of any claim, suit, or proceeding made or brought against the Agency based upon any advertising or publicity that the Agency prepared for the Client and that the Client approved before its publication or broadcast, provided that such claim, suit, or proceeding made or brought against the Agency is attributable to the negligence or willful misconduct of the Client. The Client will also indemnify the Agency against any loss the Agency may sustain resulting from any claim, suit, or proceeding made or brought against the Agency for use of any Agency-produced commercials by the Client's dealers or by anyone else, when such claim, suit, or proceeding arises out of the Agency's obligations under the applicable union codes or contracts relating to the


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production of commercials, provided that such claim, suit, or proceeding made or brought against the Agency is attributable to the negligence or willful misconduct of the Client. The Client's duty to indemnify the Agency under this provision attaches to all commercials made pursuant to this Agreement and will survive the termination of this Agreement.

               Notwithstanding the foregoing, the Agency will indemnify the Client against any loss the Client may incur as the result of any claim, suit, or proceeding made or brought against the Client based upon any advertising or publicity that the Agency prepared for the Client and that the Client approved before its publication or broadcast, provided that such claim, suit, or proceeding is attributable to the negligence or willful misconduct of the Agency. The Agency will also indemnify the Client against any loss the Client may sustain resulting from any claim, suit, or proceeding made or brought against the Client for use of any Agency-produced commercials by the Client's dealers or by anyone else, provided that such claim, suit, or proceeding is attributable to the negligence or willful misconduct of the Agency. The Agency's duty to indemnify the Client under this provision attaches to all commercials made pursuant to this Agreement and will survive the termination of this Agreement.

        10. Misleading Advertising. Nothing herein contained shall be deemed to require that the Agency undertake any campaign, prepare any advertising material or publicity, or cause publication of any advertisement or article that, in the Agency's judgment, would be misleading, indecent, libelous, unlawful, or otherwise prejudicial to the Client's interests or to the Agency's interests.

        11. Compensation. The Client agrees to compensate the Agency for its services hereunder as specified in Attachment A hereto, which attachment is a part of this Agreement.

        12. Advertising Outside the U.S. Since conditions vary from company to company and from country and country, it is not feasible to establish a firm policy regarding compensation to the Agency for advertising that the Client may wish to adapt, translate, or use in part or whole outside the U.S. When, and if, this problem arises, it is agreed that there will be a review of compensation practices and amounts to determine what compensation should be paid to the Agency for the use of advertising created by the Agency.

        13. Payment of Invoices. The Client agrees to pay the Agency's invoices within 30 days from the date of receipt thereof. If such invoices are not paid within 30 days from the date of receipt, all unpaid amounts will bear interest at the rate of 18% per annum until paid in full. The Agency reserves the right in case of delinquency in the Client's payments, or such impairment of the Client's credit as in the Agency's opinion might endanger future payments, to change the requirements as to the terms of payment under this Agreement.

        14. 60 Day Rule. Should the time arise when any Agency invoice ages 60 days past due, the Agency has the right to stop work on all projects for the Client. Work will resume when all past due amounts are


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paid in full. The Client further agrees to provide quarterly financial statements at the request of the Agency.

        15. Disposition of Client's Property and Transfer of Contracts with Media. Upon the termination of this Agreement, the Agency shall transfer, assign, and make available to the Client, or the Client's representative, all property and materials in the Agency's possession or control belonging to and paid for by the Client, and all information regarding the Client's advertising. The Agency also agrees to give all reasonable cooperation toward transferring with approval of third parties in interest all reservations, contracts, and arrangements with advertising media, or others, for advertising space, broadcasting time, or materials yet to be used (including non-cancelable contracts) and all right and claims thereto and therein, upon being duly released from the obligation thereof. However, at termination, unused advertising plans and ideas prepared by the Agency, or any advertisements not already published or broadcast, shall remain the Agency's property, regardless of whether or not the physical embodiment of the creative work is in the Client's possession in the form of copy, art work, plates, recordings, film, videotape, etc.

        16. Examination of Records. It is understood that the Client may at any time during this Agreement, and upon reasonable notice, examine the Agency's files and records pertaining to the handling of the Client's advertising.

        17. Notices. All notices under this Agreement shall be delivered by hand or by registered or certified mail and, if intended for the Agency, shall be addressed to:

             EURO RSCG/DSW Partners, LLC
             4 Triad Center, Suite 400
             Salt Lake City, UT 84180
             Attn.: John Dahlin

or at such other address as the Agency shall designate by written notice to the Client, and if intended for the Client, shall be addressed to it at:

             SportsNuts.com International Inc.
             10421 South 400 West, Suite 550
             Salt Lake City, Utah  84095
             Attn.: Kenneth I. Denos

or at as such other addresses the Client shall designate by written notice to the Agency. All notice shall be effective upon actual delivery if by hand or, if by mail, five days after being deposited in the United States mail, postage prepaid and addressed as required by this paragraph.

        18. Miscellaneous Provisions.

               (a) This Agreement contains the entire Agreement between the parties and supersedes all prior agreements; it shall not be amended or otherwise modified in any manner except by an instrument in writing executed by both parties.


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               (b) Neither this Agreement nor any rights or duties under this
Agreement may be assigned or delegated by either party unless the other party consents in writing.

               (c) Except as otherwise provided in this Agreement, this Agreement shall be binding upon the inure to the benefit of the parties and their respective heirs, personal representatives, successors and assigns.

               (d) This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

               (e) This Agreement shall be governed by and in accordance with the laws of the State of Utah.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the dates set forth below, to be effective for all purposes as of the date first written above.

THE AGENCY:                               THE CLIENT:

EURO RSCG/DSW Partners, LLC               SportsNuts.com International Inc.,
a Delaware Limited Liability Company      a Delaware Corporation

By: /s/ Alan K. Reingard                  By: /s/ Rodger Smith
-------------------------------           ----------------------------------
     Alan K. Reingard, Partner                 Rodger Smith, VP of Marketing

Date:  August 23, 1999                   Date:  August 23, 1999

                                  Attachment A

Compensation:

        (a) General. The Client agrees to compensate the Agency for its services hereunder as specified in the work authorizations for each project or as may otherwise be set forth in a separate compensation agreement between the Agency and the Client. The Client further agrees to reimburse the Agency for all expenditures it incurs in connection with the Client's advertising, including the cost of all materials and services purchased for the Client on the Client's authorization.

        (b) Vendor Mark-up. All outside services contracted by the Agency to be performed on behalf of the Client with no mark-up. These services typically include photography, printing, color separations, modeling fees and other services not provided directly by the Agency.

        (c) Agency Time. The Agency charges the Client for all employee time, excluding business operation employees, at an hourly rate in 15


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minute increments. Media and account service time will be included in the monthly retainer as described in (d) below. All other Agency time will be billed on a project by project basis. Hourly rates currently range from $110 - $325. As hourly rates increase, the Client will be notified of such increases. The Client agrees to pay the Agency for employee time as described herein.

        (d) Monthly Retainer. The Client agrees to pay the Agency a monthly retainer beginning August 1999 in the amount of $30,000 which covers all media, account service and creative time for advertising projects. The Agency acknowledges that all time associated with the Tagline/Brand Strategy project will not be charged to the Client and will include an analysis of the Client's brand naming system and recommendations on the core communications platform including tagline usage. A reconciliation of all media, account service and creative time spent compared to the retainer amount will take place ninety (90) days following the commencement date and any amounts above or below the allowance will be billed or credited.

        (e) Interactive Projects. All interactive projects will be billed on a project by project basis and no Agency time is covered by the retainer.

        (f) Six Month Retainer Review. Six months from the date of this Agreement, the Client and Agency will review the monthly retainer amount to evaluate its fairness and make any necessary adjustments.

        (g) Travel Costs. All travel hard costs including transportation, hotel accommodations and meals will be billed to the Client at cost with no mark-up.